Filed Pursuant to Rule 433
                                                         File No.: 333-129159-19


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129159. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

                                       THE SERIES 2006-AR12 CERTIFICATES

                         INITIAL     PASS-
                        PRINCIPAL   THROUGH
            CLASS       BALANCE(1)   RATE          PRINCIPAL TYPES               INTEREST TYPES      CUSIP
       -----------------------------------------------------------------------------------------------------
            OFFERED CERTIFICATES
       Class I-A-1     $687,585,000   (2)  Super Senior, Pass-Through           Variable Rate    94984G AA 5
       Class I-A-2      $30,519,000   (2)  Super Senior Support, Pass-Through   Variable Rate    94984G AB 3
       Class I-A-R             $100   (2)  Senior, Sequential Pay               Variable Rate    94984G AC 1
       Class II-A-1    $647,133,000   (3)  Super Senior, Pass-Through           Variable Rate    94984G AD 9
       Class II-A-2     $25,562,000   (3)  Super Senior Support, Pass-Through   Variable Rate    94984G AE 7
       Class I-B-1      $17,250,000   (2)  Subordinated                         Variable Rate    94984G AF 4
       Class I-B-2       $5,625,000   (2)  Subordinated                         Variable Rate    94984G AG 2
       Class I-B-3       $2,999,000   (2)  Subordinated                         Variable Rate    94984G AH 0
       Class II-B-1     $15,384,000   (3)  Subordinated                         Variable Rate    94984G AJ 6
       Class II-B-2      $4,895,000   (3)  Subordinated                         Variable Rate    94984G AK 3
       Class II-B-3      $2,098,000   (3)  Subordinated                         Variable Rate    94984G AL 1
            NON-OFFERED CERTIFICATES
       Class I-B-4       $2,250,000   (2)  Subordinated                         Variable Rate    94984G AM 9
       Class I-B-5       $1,875,000   (2)  Subordinated                         Variable Rate    94984G AN 7
       Class I-B-6       $1,875,749   (2)  Subordinated                         Variable Rate    94984G AP 2
       Class II-B-4      $1,748,000   (3)  Subordinated                         Variable Rate    94984G AQ 0
       Class II-B-5      $1,049,000   (3)  Subordinated                         Variable Rate    94984G AR 8
       Class II-B-6      $1,399,163   (3)  Subordinated                         Variable Rate    94984G AS 6

-------------------------
(1)  Approximate. The initial principal balances are subject to adjustment.

(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in September 2006, this rate is expected to be approximately 6.052% per annum.

(3) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in September 2006, this rate is expected to be approximately 6.124% per annum.

Allocation of Amount to be Distributed on the Class A Certificates

Group I-A Certificates

     On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

     first, to the Class I-A-R Certificates; and

     second, concurrently, to the Class I-A-1 and Class I-A-2 Certificates, pro rata.

Group II-A Certificates

          On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, to the Class II-A-1 and Class II-A-2 Certificates, pro rata.